DVA-APEND-2001


                                   ENDORSEMENT


This endorsement is made part of the Contract to which it is attached. The following provisions apply and replace any contrary provisions in the Contract.

This Contract has been issued to you with an Application-Confirmation form. In order to complete your Contract, you are required to review the information on the Application-Confirmation, sign it and return it to our Customer Service Center at the address below.

We reserve the right to restrict any transfer, withdrawal or redemption initiated by you under the terms of the Contract prior to our receipt of the signed Application-Confirmation form at our Customer Service Center.

In all other respects, the terms, conditions and provisions of the Contract will remain the same.



                                    Sage Life
                             Customer Service Center
                                  PO Box 290680
                           Wethersfield, CT 06129-0680




                                          President & CEO